                                                Filed pursuant to Rule 424(b)(3)
                                                   Commission File No. 333-67906


                    PROSPECTUS SUPPLEMENT DATED MAY 15, 2002
                     (TO PROSPECTUS DATED NOVEMBER 9, 2001)

                                  $175,000,000

                             CELL THERAPEUTICS, INC.

             5.75% Convertible Subordinated Notes due June 15, 2008 and the common stock issuable upon conversion of the notes

     This Prospectus Supplement supplements the Prospectus dated November 9, 2001 (the "Prospectus") of Cell Therapeutics, Inc. ("CTI") relating to the public offering, which is not being underwritten, and sale by certain noteholders of CTI or by pledgees, donees, transferees or other successors in interest that receive such notes as a gift, partnership distribution or other non-sale related transfer (the "Selling Securityholders") of up to $175,000,000 of 5.75% convertible subordinated notes of CTI (the "Notes"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.


                             SELLING SECURITYHOLDER

     Recently, several entities acquired Notes, which they intend to sell under the Prospectus. The following table provides certain information with respect to the amount of Notes beneficially owned by each such entity, the percentage of outstanding Notes and CTI common stock this represents, and the amount of Notes to be registered for sale hereby. The table of Selling Securityholders in the Prospectus is hereby amended to add the following:


                                                  Principal Amount at
                                                  Maturity of Notes      Percentage of     Number of Shares        Percentage of
                                                  Beneficially Owned        Notes           of Common Stock         Common Stock
       Name of Selling Securityholder              that may be sold       Outstanding     that may be sold(1)    Outstanding (2)(3)
       ------------------------------             -------------------    -------------    -------------------    ------------------
The James Campbell Corporation. ...............         $325,000               *                9,558                    *
The Estate of James Campbell ..................         $245,000               *                7,205                    *
Hotel Union & Hotel Industry of Hawaii
Pension Plan ..................................         $545,000               *               16,029                    *
Jefferies & Company, Inc. .....................          $12,000               *                  352                    *
American Samoa Government .....................          $51,000               *                1,500                    *
BP Amoco PLC Master Trust .....................       $1,527,000               *               44,911

-------------------
 *   Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $34.00 per share of common stock. However, this conversion price will be subject to adjustment as described in the Prospectus under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 35,101,654 shares of common stock outstanding as of March 31, 2002.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.